UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2008

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27118	33-0557266
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)

10188 Telesis Court, San Diego, California 92121-1761

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 11, 2008, we entered into an agreement with UBS AG, the fund manager with whom we hold our auction rate securities (“UBS”), pertaining to the potential sale of those auction rate securities. Pursuant to the terms of the agreement, UBS will issue to us Series C-2 Auction Rate Securities Rights (the “Rights”) allowing us to sell the auction rate securities held in our accounts with UBS to UBS at par value at any time during the period beginning June 30, 2010 and ending July 2, 2012. As consideration for the issuance of the Rights to us, we released UBS from any claims we may have for damages (other than consequential damages) related to our auction rate securities, and we granted UBS the discretionary right to sell or otherwise dispose of our auction rate securities on our behalf, as long as we are paid the par value of the auction rate securities upon any disposition. A copy of the prospectus relating to the Series C-2 offering can be found at www.ubs.com/auctionratesecurities. As of September 30, 2008, the par value of our auction rate securities was $14.6 million and the fair value of those securities was approximately $13.3 million.

Pursuant to the agreement, we are also entitled to receive a no net cost loan from UBS or its affiliates for up to 75% of the market value of our auction rate securities. The amount of interest we will pay under any such loan is intended to equal the amount of interest we receive with respect to our auction rate securities. To date, we have not made a determination as to when, if ever, we will obtain such loan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement between Accelrys and UBS dated November 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Rick Russo
Rick Russo
Senior Vice President and Chief Financial Officer

Date: November 14, 2008